Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2010 (except for Note 1 Immaterial Correction Related to Prior Periods, and Note 17, Industry Segment and Geographic Data, as to which the date is March 9, 2011) with respect to the consolidated financial statements, and our report dated March 11, 2010 with respect to the schedule included in the Annual Report of Standard Motor Products, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Standard Motor Products, Inc. and subsidiaries on Form S-3 (File No. 333-161101, effective October 5, 2009, and Forms S-8 (File No. 333-134239, effective May 18, 2006, and File No. 333-125600, effective June 7, 2005).

/s/ GRANT THORNTON LLP

New York, New York
March 9, 2011